UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 5, 2019

EMERGENT CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	5355 Town Center Road, Suite 701 Boca Raton, Florida	33486
	(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (561) 995-4200
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transmission period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 8.01    Other Events.

Emergent Capital, Inc. (the "Company") previously announced that on November 14, 2018, Lamington Road Designated Activity Company (formerly known as Lamington Road Limited), its wholly-owned indirect Irish subsidiary ("Lamington"), and White Eagle General Partner, LLC, its wholly-owned indirect Delaware subsidiary ("WEGP"), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Company also previously announced that on December 13, 2018, White Eagle Asset Portfolio, LP, its wholly-owned indirect Delaware subsidiary ("White Eagle" and together with Lamington and WEGP, the "Debtors"), had filed a voluntary petition for relief under Chapter 11 in the Bankruptcy Court (all three cases, the "Chapter 11 Cases"). The Company also previously announced that on January 25, 2019, the Company, White Eagle, Lamington, and WEGP (together, the "Plaintiffs") filed suit (the "Suit") against LNV Corporation ("LNV"), Silver Point Capital L.P. ("Silver Point") and GWG Holdings, Inc. ("GWG" and, with LNV and Silver Point, the "Defendants") in the Bankruptcy Court. LNV is the lender, and CLMG Corp. ("CLMG") is the administrative agent, under White Eagle’s outstanding revolving credit facility (the "Credit Facility"). The Company also previously announced that on May 7, 2019, a global settlement in principle of the Chapter 11 Cases and the Suit was announced on the record to, and filed with, the Bankruptcy Court jointly by the Debtors and Defendants (the "Proposed Settlement"), which contemplated that LNV would provide the Debtors with a revolving $15 million of debtor-in-possession financing.

On June 5, 2019, the Bankruptcy Court approved an agreement memorializing the Proposed Settlement (the "Settlement Agreement") and the debtor-in-possession credit agreement (the "DIP Financing"). The plan of reorganization for the Chapter 11 Cases, which incorporates the Settlement Agreement and the DIP Financing, is pending before the Bankruptcy Court.  The confirmation hearing is currently set to occur on June 19, 2019.

Settlement Agreement

The Settlement Agreement by and among LNV, CLMG, White Eagle, Lamington, WEGP, the Company, Imperial Finance and Trading, LLC, Lamington Road Bermuda, LTD, OLIPP IV, LLC and Markley Asset Portfolio LLC, dated as of May 24, 2019, provides for the Debtors to arrange financing, the proceeds of which will be used to pay off the Credit Facility at 102%, if paid by September 17, 2019, or 104%, if paid by December 30, 2019, of the outstanding principal amount plus accrued and unpaid interest, at which point the Credit Facility will be terminated in all respects. If the Credit Facility is not paid in full by September 17, 2019, a liquidation trustee appointed by the Bankruptcy Court may begin selling life insurance policies out of White Eagle’s portfolio, with the proceeds of any such sales used to pay down the Credit Facility. If the Credit Facility is not paid in full by December 30, 2019, the lender thereunder may take possession of the remaining collateral pledged in support thereof. The Settlement Agreement constitutes the settlement of all matters between the lender and its related parties and the Debtors, including with respect to the Credit Agreement, the Chapter 11 Cases, and the Suit.

DIP Financing

The DIP Financing by and among White Eagle, as the DIP borrower, LNV Corporation, as DIP Lender, CLMG Corp., as DIP Agent, and Lamington and WEGP as DIP guarantors, dated as of May 24, 2019, provides for DIP loans of up to $15 million and matures on the earlier of (x) December 30, 2019 or (y) the date of acceleration of the loans under the DIP Financing or termination of the DIP Financing by the DIP Agent following an Event of Default thereunder. The DIP Financing bears interest at the rate per annum of the sum of (i) the greater of (a) LIBOR or, if LIBOR is unavailable, a base rate consisting of the Federal Funds Rate plus 0.5%, and (b) 1.50%, plus (ii) 4.50%, and may be prepaid without premium or penalty. The DIP Financing is subject to customary representations and warranties and is guaranteed by Lamington and WEGP.

The above descriptions of the Settlement Agreement and the DIP Financing do not purport to be complete and are qualified in their entirety by reference to the Settlement Agreement and the DIP Financing, which are filed as Exhibit 10.1 and Exhibit 10.2.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits    EXHIBIT INDEX

Exhibit No.	Description
10.1
Settlement Agreement dated as of May 24, 2019 by and among LNV Corporation, CLMG Corp., White Eagle Assets Portfolio, LP, Lamington Road Designated Activity Company, White Eagle General Partner, LLC, Emergent Capital, Inc., Imperial Finance and Trading, LLC, Lamington Road Bermuda, LTD, OLIPP IV, LLC and Markley Asset Portfolio LLC.

10.2	Debtor-in-Possession Credit Agreement dated as of May 24, 2019 among White Eagle Asset portfolio, LP, LNV Corporation, as DIP Lender, CLMG Corp., as DIP Agent, and the Guarantors named therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
June 14, 2019

EMERGENT CAPITAL, INC.
(Registrant)

By:	/s/ Miriam Martinez
Miriam Martinez
Chief Financial Officer